Pacific Funds Series Trust NSAR 09-30-16
EXHIBIT 77Q1(e) COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS




The following documents are included in Registrant's Form Type N1A/B, Accession No. 0001193125-16-661879 filed on July 28, 2016, and incorporated by reference herein:


Amendment to Advisory Fee Waiver Agreement - PF Mid-Cap Growth Fund

Amended no. 2 to Fund Management Agreement - ClearBridge
Investments, LLC

Amendment No. 3 to Subadvisory Agreement - Boston Management and
Research

Amendment No. 4 to Subadvisory Agreement - Boston Management and
Research

Amendment No. 1 to Subadvisory Agreement - J.P. Morgan Investment
Management Inc.

Amendment No. 1 to Subadvisory Agreement - Scout Investments, Inc.

Amendment No. 1 to Subadvisory Agreement - BlackRock Investment
Management, LLC

Amendment No. 1 to Subadvisory Agreement - Ivy Investment
Management Company

Novation Agreement - QS Battrymarch Financial Management, Inc. to
QS Investors, LLC